Exhibit 3.1

CERTIFICATE OF DETERMINATION

FOR

SERIES A NON-CUMULATIVE PERPETUAL PREFERRED STOCK,

OF

BELVEDERE SOCAL

Pursuant to Section 401 of the General

Corporation Law of the State of California

The undersigned officers of Belvedere SoCal, a corporation existing under the General Corporation Law of the State of California (the “Corporation”), do hereby certify that the Corporation is authorized to issue 20,000,000 shares of Preferred Stock (the “Preferred Stock”) under Article IV of the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), none of which is outstanding, and that the Board of Directors on December 7, 2007 adopted the following resolution creating a series of Preferred Stock:

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors and in accordance with the provisions of the Articles of Incorporation and the General Corporation Law of the State of California, a series of Preferred Stock of the Corporation be, and it hereby is, created and classified, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

SECTION 1. Series A Non-Cumulative Perpetual Preferred Stock. 2,000,000 shares of Preferred Stock of the Corporation are hereby constituted as the number of shares of a series of Preferred Stock designated as Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Non-Cumulative Perpetual Preferred Stock”). The “Sales Price” of the Series A Non-Cumulative Perpetual Preferred Stock is $25.00 per share (as adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, exchange or other like change with respect to the Series A Non-Cumulative Perpetual Preferred Stock occurring on or after the date the shares of Series A Non-Cumulative Perpetual Preferred Stock are originally issued). The Series A Non-Cumulative Perpetual Preferred Stock is issuable in whole shares only.

SECTION 2. Dividends.

(a) Holders of shares of Series A Non-Cumulative Perpetual Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof out of funds of the Corporation legally available for payment, non-cumulative dividends at an annual rate of 15.00% of the Sales Price of the Series A Non-Cumulative Perpetual Preferred Stock. Dividends shall be paid to holders of shares, at the option of the Corporation, in cash or in additional shares of Series A Non-Cumulative Perpetual

Preferred Stock. Dividends on the Series A Non-Cumulative Perpetual Preferred Stock shall accrue from the date of original issuance and shall be payable quarterly, in arrears, on the first day of January, April, July and October of each year, with the first such dividend being payable on January 1, 2008 (each a “Dividend Payment Date”); provided, that the first dividend shall accrue, without interest, from and including the date of original issuance of the Series A Non-Cumulative Perpetual Preferred Stock to but excluding January 1, 2008 (the “Initial Period”), and will be payable on January 1, 2008; provided further, that if any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day as if made on the date such dividend payment was due, and no interest shall accrue on the amount so payable for the period from and after the date such dividend payment was due. “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed. Dividends on shares of the Series A Non-Cumulative Perpetual Preferred Stock shall be non-cumulative and shall accrue (whether or not earned or declared) on a daily basis, without interest, from and including the previous Dividend Payment Date to but excluding the current Dividend Payment Date (for avoidance of doubt, in each case as such Dividend Payment Date may have been postponed or accelerated as aforesaid). Accrued and unpaid dividends shall not bear interest. Dividends shall be payable to holders of record as they appear on the stock books of the Corporation on each record date, which shall be the date immediately prior to each Dividend Payment Date. The rate at which dividends are payable shall be determined by dividing the annual rate by four. Dividends payable for any period shorter than a full Dividend Period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period. “Dividend Period” means the period from and including each Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, except that the initial Dividend Period will be the period from and including the date of original issue to but excluding January 1, 2008. Dividends shall cease to accrue on the Series A Non-Cumulative Perpetual Preferred Stock on the date of their earlier redemption pursuant to Section 5 below, unless the Corporation shall default in providing funds for the payment of the redemption price on the shares called for redemption pursuant thereto.

(b) Notwithstanding paragraph (a) above, if on or prior to any Dividend Payment Date the Board of Directors determines in its absolute discretion that the dividend that would have otherwise been declared and payable on that Dividend Payment Date should not be paid, or should be paid only in part, then the dividend for that Dividend Period shall, in accordance with such determination, either not be declared and payable at all or only be declared and payable in part.

(c) If a dividend on the Series A Non-Cumulative Perpetual Preferred Stock is not paid, or is paid only in part, pursuant to paragraph (b) above, the holders of the Series A Non-Cumulative Perpetual Preferred Stock shall have no claim in respect of such non-payment or non-payment in part, as applicable. The Corporation shall have no obligation to pay the dividend accrued for the relevant Dividend Period or to pay interest thereon, whether or not dividends on the Series A Non-Cumulative Perpetual Preferred Stock are declared for any subsequent Dividend Period.

(d) If in any Dividend Period full accrued dividends shall not have been paid or declared and set apart for payment on all outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock for such Dividend Period, the Corporation may not (i) declare or pay any dividends or other distributions (excluding dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock of the Corporation) or set funds apart for payment on any shares of capital stock of the Corporation, or (ii) purchase, redeem or otherwise acquire any shares of capital stock of the Corporation, in each case other than Series A Non-Cumulative Perpetual Preferred Stock, until the earlier of (A) the date on which the Corporation next declares and pays in full dividends on the Series A Non-Cumulative Perpetual Preferred Stock for four consecutive subsequent Dividend Periods and all prior Dividend Periods or (B) the date on or by which all of the Series A Non-Cumulative Perpetual Preferred Stock are either redeemed in full or purchased by or for the account of the Corporation, in each case in accordance with the Articles of Incorporation of the Corporation and the terms of the Series A Non-Cumulative Perpetual Preferred Stock.

SECTION 3. Voting Rights.

(a) Holders of the Series A Non-Cumulative Perpetual Preferred Stock shall have no voting rights, either general or special, except as specified in this Section 3 or as otherwise from time to time required by law.

(b) So long as any shares of Series A Non-Cumulative Perpetual Preferred Stock remain outstanding, the affirmative vote of the holders of at least a majority of the shares of Series A Non-Cumulative Perpetual Preferred Stock outstanding at the time given in person or by proxy, at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles of Incorporation or this Certificate that impairs the rights of the Series A Non-Cumulative Perpetual Preferred Stock.

The foregoing voting provisions shall not apply as to any shares of Series A Non-Cumulative Perpetual Preferred Stock if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust in accordance with Section 5 to effect such redemption.

SECTION 4. Rank. The Series A Non-Cumulative Perpetual Preferred Stock shall rank prior, as to dividends and upon liquidation, dissolution or winding up, to the Common Stock.

SECTION 5. Optional Redemption.

(a) The shares of the Series A Non-Cumulative Perpetual Preferred Stock may be redeemed at any time at the option of the Corporation, for cash, on at least 20 but not more than 60 days’ notice at any time or from time to time, as a whole or in part, at $25.00 per share, plus, in each case, dividends unpaid for all Dividend Periods prior to the redemption date (whether or not accrued or declared). The Series A Non-Cumulative Perpetual Preferred Stock will not be subject to any sinking fund or other obligation of the Corporation to purchase or redeem the Series A Non-Cumulative Perpetual Preferred Stock and holders of shares of Series A Non-Cumulative Perpetual Preferred Stock have no right to require redemption, repurchase or retirement of any shares of Series A Non-Cumulative Perpetual Preferred Stock.

(b) Any such redemption may be effected only to the extent and upon the happening of the prior approval of the Federal Reserve Bank of San Francisco (unless at such time it is determined that such approval is not required).

(c) If fewer than all outstanding shares of the Series A Non-Cumulative Perpetual Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Corporation and such shares will be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid the redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Corporation.

(d) Notwithstanding the foregoing, if the full dividends on all outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock for all prior Dividend Periods have neither been paid nor declared and a sum sufficient for payment set aside, no Series A Non-Cumulative Perpetual Preferred Stock shall be redeemed unless all outstanding Series A Non-Cumulative Perpetual Preferred Stock is simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any Series A Non-Cumulative Perpetual Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Non-Cumulative Perpetual Preferred Stock pursuant to a purchase or exchange offer so long as such offer is made on the same terms to all holders of the Series A Non-Cumulative Perpetual Preferred Stock.

(e) The Corporation shall mail a copy of the notice of redemption to each holder of record of shares to be redeemed as of the date of mailing or record date, addressed to the holder at the address of such holder appearing on the books of the Corporation or given by the holder to the Corporation for the purpose of notice, or if no such address appears or is given at the place where the principal executive office of the Corporation is located, not earlier than 60 nor later than 20 days before the date fixed for redemption. Failure to comply with this subsection (e) does not invalidate the redemption of the shares.

(f) The notice of redemption shall set forth all of the following: (i) the class or series of shares or part of any class or series of shares to be redeemed; (ii) the date fixed for redemption; (iii) the redemption price; (iv) the place or places where certificates for such shares of Series A Non-Cumulative Perpetual Preferred Stock are to be surrendered for payment of the redemption price; and (v) if fewer than all the shares of the Series A Non-Cumulative Perpetual Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series A Non-Cumulative Perpetual Preferred Stock to be redeemed from each such holder.

(g) If notice of redemption of any shares of the Series A Non-Cumulative Perpetual Preferred Stock has been given and if, on or prior to any date fixed for redemption of redeemable shares, the Corporation (i) has deposited the funds sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with any bank or trust company in this state as a trust fund for the pro rata benefit of the holders of any shares of Series A Non-Cumulative Perpetual Preferred Stock so called for redemption and (ii) given irrevocable instructions and authority to the bank or trust company to publish the notice of redemption thereof (or to complete publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their certificates, then from and after the date of the deposit (although prior to the date fixed for redemption) the shares called shall be redeemed and the dividends on those shares shall cease to accrue after the date fixed for redemption. From and after the date of such deposit, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price) shall cease. If fewer than all shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of 90 days from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

SECTION 6. Liquidation.

(a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Non-Cumulative Perpetual Preferred Stock shall be entitled, whether from capital or surplus, before any assets of the Corporation shall be distributed among or paid over to holders of Common Stock, to be paid the amount of $25.00 per share (the “Liquidation Preference”) of the Series A Non-Cumulative Perpetual Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon for the then-current Dividend Period (whether or not earned or declared) to and including the date of final distribution. After any such Liquidation Preference payment, the holders of the Series A Non-Cumulative Perpetual Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) The sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, the merger or consolidation of any other corporation into or with the Corporation or a reorganization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

SECTION 7. Certain Definitions.

(a) The term “outstanding,” when used in reference to shares of stock, shall mean issued shares, excluding shares reacquired by the Corporation.

(b) The amount of dividends “accrued” on any share of Series A Non-Cumulative Perpetual Preferred Stock as at any quarterly Dividend Payment Date, shall be deemed to be the amount of any unpaid dividends accumulated thereon (if any) from and including the preceding quarterly Dividend Payment Date to and including the end of the day preceding such quarterly Dividend Payment Date; and the amount of dividends “accrued” on any share of Series A Non-Cumulative Perpetual Preferred Stock as at any date other than a quarterly Dividend Payment Date, shall be calculated as the amount of any unpaid dividends accumulated thereon (if any) from and including the preceding quarterly Dividend Payment Date to and including the date as of which the calculation is made, calculated in accordance with the provisions of Section 2.

SECTION 8. Exclusion of Other Rights. Unless otherwise required by law, shares of the Series A Non-Cumulative Perpetual Preferred Stock shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein, in the Articles of Incorporation or as provided by applicable law.

SECTION 9. Notice. All notices or communications unless otherwise specified in the Articles of Incorporation or Bylaws of the Corporation or this Certificate shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day (electronic notice will only be deemed effective if the Corporation has complied with Section 20 of the General Corporation Law of the State of California and 15 U.S.C. Section 7001(c)(1) prior to the transmission), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business (1) day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct and of our own knowledge.

Executed in San Francisco, California

on December 10, 2007

By:	/s/ Alan Lane
Name: Alan Lane
Title: Executive Chairman of the Board

Executed in San Francisco, California

on December 10, 2007

By:	/s/ Michael McCall
Name: Michael McCall
Title: CFO